Schedule 14A

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

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Applied Signal Technology, Inc.
(Name of Registrant as Specified in its Charter)

Applied Signal Technology, Inc.
James E. Doyle
Vice President-Finance, CFO
400 West California Avenue
Sunnyvale, CA 94086

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[ ]	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Applied Signal Technology, Inc.
Proxy for Annual Meeting of Shareholders
Solicited by the Board of Directors

The undersigned hereby appoints Gary L. Yancey and James E. Doyle, and each of them, with full power of substitution, to represent the undersigned and to vote all the shares of the stock of Applied Signal Technology, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said Company to be held at the Sheraton Hotel, 1100 N. Mathilda Avenue, Sunnyvale, California on Wednesday, March 10, 2004 at 4:00 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

A vote FOR the following proposals is recommended by the Board of Directors:

1.	Election of Class II directors listed below.
Nominees: Milton E. Cooper, John R. Treichler, Stuart G. Whittelsey, Jr.

[ ] FOR                   [ ] WITHHELD

[ ] ___________________________________________________________________

INSTRUCTION: To withhold authority to vote for any nominee, mark the above box and list the name(s) of the nominee(s) for which your vote is withheld in the space provided.

2.	Ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending October 31, 2004.
[ ] FOR [ ] WITHHELD [ ] ABSTAIN
3.	Approve the Company's 2004 Stock Incentive Plan.
[ ] FOR [ ] WITHHELD [ ] ABSTAIN

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1, 2, and 3.

Dated __________, 2004 (be sure to date proxy) ______________________________ Signature(s)

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased shareholder should give their full title. Please date the Proxy.

Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.

Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, CA 94086

You are cordially invited to attend our Company's annual meeting on Wednesday, March 10, 2004 at the Sheraton Hotel, located at 1100 N. Mathilda Avenue, Sunnyvale, California 94086. I invite you to join me at 4:00 p.m. local time. In addition to the election of three Class II directors (Proposal One) and the ratification of independent auditors (Proposal Two), there is one substantive proposal on the agenda that I would like to highlight.

Proposal Three: 2004 Stock Incentive Plan

The Board of Directors believes that our Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. We believe employees with a stake in the future of our Company become highly motivated to achieve long-term growth and increase shareholder value. The Board expects that the 2004 Plan will be an important factor in attracting and retaining the high caliber employees, directors, and officers essential to the success of our Company and in motivating these individuals to strive to enhance the Company's growth and profitability.

For these reasons, I urge you to read the 2004 Stock Incentive Plan proposal on pages 14-19 and to support Proposal Three on the agenda.

Sincerely

Gary L. Yancey, President and Chief Executive Officer

Applied Signal Technology, Inc.

Notice of Annual Meeting of Shareholders to Be Held March 10, 2004

The 2004 Annual Meeting of Shareholders of Applied Signal Technology, Inc. (the "Company") will be held at the Sheraton Hotel, located at 1100 N. Mathilda Avenue, Sunnyvale, California, on March 10, 2004, at 4:00 p.m., local time, for the following purposes:

1. To elect three (3) Class II directors to hold office until the 2006 Annual Meeting of Shareholders or until their respective successors are elected and qualified.

2. To vote on a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending October 31, 2004.

3. To vote on a proposal to approve the Company's 2004 Stock Incentive Plan.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on January 9, 2004 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof.

By Order of the Board of Directors

Gary L. Yancey, President and Chief Executive Officer

Sunnyvale, California
January 29, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Proxy Statement
2004 Annual Meeting of Shareholders

Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, California 94086
(408) 749-1888

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Applied Signal Technology, Inc., a California corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders to be held on March 10, 2004, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy are first being sent to shareholders on approximately February 3, 2004. The cost of the solicitation of proxies will be borne by the Company. The Board may use the services of the Company's directors, officers, and others to solicit proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in so doing. The Annual Report to Shareholders for the fiscal year ended October 31, 2003, including financial statements, is being mailed to shareholders concurrently with the mailing of this proxy statement.

Voting Rights

The voting securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock. Only shareholders of record at the close of business on January 9, 2004 are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were 10,920,154 shares of the Company's common stock issued and outstanding. Each share of common stock is entitled to one vote. The Company's bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions, and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum. If an executed proxy is submitted without any instruction for the voting of such proxy, the proxy will be voted in favor of the proposals described.

All shares represented by valid proxies received prior to the Annual Meeting will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A shareholder who signs and returns a proxy will have the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person.

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in "street name") but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes, and ratification of auditors. Non-routine matters include the proposal to adopt new stock incentive plans.

Shareholder Proposals

The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2005 Annual Meeting of Shareholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission ("SEC") is October 8, 2004. The deadline for submitting a shareholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also October 8, 2004. Any such shareholder proposals must be submitted to the Company's Corporate Secretary in writing at 400 West California Avenue, Sunnyvale, CA 94086. Shareholders are also advised to review the Company's bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations. For further information regarding shareholder proposals, please see page 28.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all Applied Signal Technology employees, as well as each member of the Company's Board of Directors. The code of business conduct and ethics was filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on January 27, 2004.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of January 9, 2004 by (i) each shareholder who is known by the Company to own beneficially more than 5 percent of the outstanding common stock of the Company, (ii) each of the Company's directors and director-nominees, (iii) the Chief Executive Officer and all other executive officers of the Company, and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner and Nature of Beneficial Ownership (1)	Shares Beneficially Owned	Percent of Common Stock Outstanding
Kennedy Capital Management, Inc. 10829 Olive Boulevard St. Louis, MO 63141	1,121,070 (2)	10.3
Barclays Global Investors 45 Fremont St. 17th Floor San Francisco, CA 94105	675,045 (3)	6.2
Gary L. Yancey	347,558 (4)	3.2
James F. Collins	222,374 (5)	2.0
John P. Devine	6,406 (6)	*
James E. Doyle	18,141 (7)	*
David D. Elliman	42,061 (8)	*
Albert Ovadia	68,581 (9)	*
Robert J. Richardson	0 (10)	*
Bani M. Scribner, Jr.	29,340 (11)	*
John R. Treichler	309,504 (12)	2.8
Stuart G. Whittelsey, Jr.	10,407 (13)	*
Kenway Wong	76,883 (14)	*
All directors and executive officers as a group (11 persons) ____________	1,131,255 (15)	10.4
*Less than 1 percent

(1) Except as indicated in the footnotes to this table, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to joint tenancy, tenancy-in-common, or community property laws, where applicable. Unless otherwise indicated, the business address of each of the beneficial owners is 400 W. California Avenue, Sunnyvale, California 94086.

(2) Based on information contained in Schedule 13F dated September 30, 2003.

(3) Based on information contained in Schedule 13F dated September 30, 2003.

(4) Includes 26,017 shares subject to an option that is exercisable within 60 days of January 9, 2004.

(5) Includes 8,517 shares subject to options that are exercisable within 60 days of January 9, 2004.

(6) Includes 5,406 shares subject to options that are exercisable within 60 days of January 9, 2004.

(7) Includes 16,751 shares subject to options that are exercisable within 60 days of January 9, 2004.

(8) Includes 10,166 shares held by the Trust u/d Avery Rockefeller of which the reporting person is a Trustee and a member of the reporting person's immediate family is a beneficiary, and the reporting person disclaims beneficial ownership in excess of his interest in the trust; 15,885 shares held directly; 10,604 shares held by the BAWD Foundation of which the reporting person is a Trustee, and the reporting person disclaims beneficial ownership of such shares. Includes 5,406 shares subject to options that are exercisable within 60 days of January 9, 2004.

(9) Includes 13,000 shares subject to options that are exercisable within 60 days of January 9, 2004.

(10) Granted 22,500 shares on March 13, 2003, of which 7,500 will be exercisable on March 13, 2004.

(11) Includes 23,359 shares subject to options that are exercisable within 60 days of January 9, 2004.

(12) Includes 8,851 shares subject to options that are exercisable within 60 days of January 9, 2004.

(13) Includes 5,406 shares subject to options that are exercisable within 60 days of January 9, 2004.

(14) Includes 15,100 shares subject to options that are exercisable within 60 days of January 9, 2004.

(15) Includes 127,813 shares subject to options that are exercisable within 60 days of January 9, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who beneficially own more than 10 percent of the Company's common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person.

Based solely on review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to executive officers, directors, and more than 10 percent shareholders were complied with.

Proposal One: Nomination and Election of Directors

The Company's articles of incorporation, as amended, provide for a classified Board of Directors consisting of two classes of directors, with each director serving a two-year term. The articles of incorporation and bylaws of the Company, as amended to date, provide that the number of directors shall be not less than six (6) nor more than eight (8), with the exact number of Directors fixed within the limits specified by a resolution of the Board of Directors. The Board of Directors has set the number of directors at seven (7). The minimum or maximum number of directors may be changed only by amendment to the articles of incorporation duly adopted by the affirmative vote of a majority of the outstanding shares of capital stock entitled to vote and by a resolution duly adopted by the Board of Directors. Vacancies in the Board of Directors may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. A director elected by the Board of Directors to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified. At the 2003 Annual Meeting of Shareholders, four Class I directors were elected to terms expiring in 2005. Three Class II directors were elected in 2002 to terms expiring at this year's Annual Meeting. The Board has designated two current directors and one new, non-employee director as nominees for election at this meeting as Class II directors (John R. Treichler, Stuart G. Whittelsey, Jr., and Milton E. Cooper). Directors elected at this meeting will serve until the 2006 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

Management knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for such substitute nominees as the Board may designate.

If a quorum is present and voting, the three nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, that is, "broker non-votes," will be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

Set forth below is certain information with respect to the age and background for each of the nominees to be elected at this meeting:

Name	Positions with the Company	Age	Director Since
Class II directors:
Milton E. Cooper	Director	65	—
John R. Treichler	Chief Technical Officer and Director	56	1984
Stuart G. Whittelsey, Jr.	Director	74	1990

Set forth below is certain information with respect to the age and background for each of our current directors whose terms expire at our 2005 Annual Meeting of Shareholders:

Name	Positions with the Company	Age	Director Since
Class I directors:
John P. Devine	Director	66	1995
David D. Elliman	Director	53	1991
Robert J. Richardson	Director	57	2003
Gary L. Yancey	President, CEO, and Chairman of the Board	58	1984

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting:

Nominees for Election for a Two-Year Term Expiring at the 2006 Annual Meeting

Milton E. Cooper

Milton E. Cooper has been nominated to serve as a director of the Company for a term beginning at this Annual Meeting. Mr. Cooper was the President of the Federal Sector Computer Sciences Corporation (CSC) from January 1992 through February 2001. He has also served in marketing and general management positions with IBM Corporation, Telex Corporation, and Raytheon Company. While at CSC, Mr. Cooper led his organization in receiving many awards such as the George Low Award and the Eisenhower Award, and was the only federal contractor to rank in the first five of Top Federal Contractors every year since inception of the rankings in 1994. Mr. Cooper is a graduate of the United States Military Academy, and served as an artillery officer with the 82nd Airborne Division prior to leaving active duty in 1963. Mr. Cooper currently serves as a director of Identix, Inc., a provider of fingerprint and facial recognition technology for identification of individuals, and EPlus, Inc., a business selling, leasing, and managing information technology and other assets.

John R. Treichler

John R. Treichler, a co-founder of the Company, has been a director and employee of the Company since its incorporation in 1984. He has served in the position of Senior Scientist since 1984 and as Chief Technical Officer since 1999. Prior to co-founding the Company, he worked at ARGOSystems, Inc. for seven years, most recently serving as a senior scientist in the Strategic Systems Division, and at Stanford University for three years in the Information Systems Laboratory. Prior to working at Stanford University, Dr. Treichler served for four years as an officer in the United States Navy.

Stuart G. Whittelsey, Jr.

Stuart G. Whittelsey, Jr. has been a non-employee director of the Company since 1990. Since April 1994, he has been a principal of his own consulting firm, Whittelsey Associates, which is engaged in corporate financial management. From July 1993 through April 1994, he was Chief Executive Officer of Lytton Gardens, Inc., a skilled nursing facility and seniors' residence in Palo Alto, California. Prior to that, he was Chief Financial Officer for several high-technology firms, including Informix, Inc.; Acurex Corp.; Stanford Telecommunications, Inc.; and Watkins Johnson Company.

Directors Continuing in Office Until the 2005 Annual Meeting

John P. Devine

John P. Devine has been a non-employee director of the Company since May 1995. Mr. Devine served as Deputy Director, National Security Agency (NSA) for Technology and Systems from 1992 to 1995 and as Deputy Director, NSA for Research and Engineering from 1990 to 1992. From 1989 to 1990, Mr. Devine served as NSA Chief of Staff. Mr. Devine has been a consultant to the defense industry since his retirement from the NSA.

David D. Elliman

David D. Elliman has been a non-employee director of the Company since 1991. Mr. Elliman is a professional investor. He is a founding partner of Elmrock Partners, which, along with affiliates, specializes in private equity, marketable equity, structured finance, and asset securitization investments. Elmrock Partners was founded in 1982. Mr. Elliman serves on the boards of a number of private companies and is an Overseer of the College of Arts and Sciences of the University of Pennsylvania.

Robert J. Richardson

Robert J. Richardson has been a non-employee director of the Company since February 2003. From November 1997 to January 2000, Mr. Richardson was Chairman and Chief Executive Officer of Unitrode Corporation, a publicly traded semiconductor company, which was acquired by Texas Instruments, Inc. in 2000. From June 1992 to November 1997, Mr. Richardson was President of SVG Lithography (formerly Perkin-Elmer) in Connecticut, and then Vice President, New Business Development and Corporate Marketing for Silicon Valley Group. From 1988 to 1992, Mr. Richardson was the President and General Manager for the Santa Cruz Division of Plantronics, Inc., a manufacturer of communications equipment, and from 1985 to 1988, he was Director, Motorola New Enterprises Group in San Jose. Mr. Richardson currently serves as director of Genus, Inc., a manufacturer of critical deposition processing products for the global semiconductor industry and the data storage industry.

Gary L. Yancey

Gary L. Yancey, a co-founder of the Company, has served the Company as President, Chief Executive Officer, and Chairman of the Board since the Company's incorporation in January 1984. Prior to co-founding the Company, he was employed for ten years by ARGOSystems Inc., a manufacturer of electronic reconnaissance systems, most recently serving as Director of the Strategic Systems Division; and for seven years as an engineer with GTE Sylvania, Inc., a defense electronics company.

The Board has determined that all of the members of the Board continuing in office after this Annual Meeting are "independent directors" within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. ("NASD"), other than Mr. Gary L. Yancey and Dr. John R. Treichler, who are not considered independent because each is an executive officer of the Company.

Meetings of the Board of Directors and Board Committees

During fiscal year 2003, the Board of Directors held six meetings. The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Governance Committee. During fiscal year 2003, the Audit Committee held six meetings, the Compensation Committee held three meetings, and the Nominating Committee held three meetings. No director serving on the Board in fiscal year 2003 attended less than 75 percent of such meetings of the Board and the committees on which he serves. Each of the committees of the Board of Directors acts pursuant to a separate written charter adopted by the Board of Directors.

The members of the Audit Committee during fiscal year 2003 were Stuart G. Whittelsey, Jr. (Chairman), John P. Devine, and David D. Elliman. Mr. Robert J. Richardson was appointed to the Audit Committee at the February 2003 Board meeting. The Audit Committee meets at least quarterly with the Company's management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, review the adequacy of accounting and financial controls, review the Company's critical accounting policies, and review and approve any related party transactions. In addition, the functions of the Audit Committee include retaining independent auditors, reviewing their independence, reviewing and approving the planned scope of the Company's annual audit, reviewing and approving any fee arrangements with the auditors, overseeing the audit work, reviewing and pre-approving any non-audit services that may be performed by the independent auditors. The Audit Committee meets separately, at least once each quarter, with the independent auditors and with the Chief Executive Officer. The Company maintains procedures for the receipt, retention, and handling of complaints, which the Audit Committee oversees. All of the members of the Audit Committee are independent directors within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. ("NASD"). The Board of Directors has determined that Mr. Whittelsey is an Audit Committee financial expert, within the meaning of Rule 4350 of the NASD.

A copy of the Audit Committee Charter adopted by the Board of Directors was filed with the Registrant's Definitive Proxy Statement for the 2003 Annual Meeting of the Shareholders held on March 13, 2003.

The members of the Compensation Committee during fiscal year 2003 were David D. Elliman (Chairman), Stuart G. Whittelsey, Jr., John P. Devine, and Robert J. Richardson. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, the directors, and other executive officers of the Company, and sets, reviews, and administers the compensation program for the executive officers and directors of the Company, including the grant of stock options to executive officers and directors. All of the members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD.

The members of the Nominating and Governance Committee during fiscal year 2003 were John P. Devine (Chairman), David D. Elliman, Stuart G. Whittelsey, Jr., and Robert J. Richardson. The Nominating Committee determines the criteria for selecting new directors, considers qualified candidates for appointment and nomination for election to the Board of Directors, including candidates validly nominated by shareholders, and reviews and makes recommendations concerning qualification, appointment and removal of committee members. In addition, the Committee oversees compliance with the Company's Code of Business Conduct and Ethics, reviews compliance with corporate governance listing requirements established by NASDAQ, and assists the Board in new and continuing director orientation and education. All of the members of the Nominating and Governance Committee are independent directors within the meaning of Rules 4200 of the NASD.

The Company's bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board of Directors at the Company's Annual Meeting of Shareholders. Historically, the Company has not had a formal policy concerning shareholder recommendations to the Nominating and Governance Committee (or its predecessors). To date, the Company has not received any recommendations from shareholders requesting that the Nominating and Governance Committee (or any predecessor) consider a candidate for inclusion among the Committee's slate of nominees in the Company's proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received. The Nominating and Governance Committee will consider this matter fully during the upcoming year with a view to adopting and publishing a policy on shareholder recommendations for director nominees prior to the 2005 Annual Meeting of Shareholders.

In evaluating director nominees, the Nominating and Governance Committee currently considers the following factors:

•	The needs of the Company with respect to the particular talents and experience of its directors;
•	The knowledge, skills and experience of nominees, including experience in technology, business, or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;
•	Familiarity with government contracting, intelligence gathering, or the military; and
•	Experience with accounting rules and practices, and corporate governance principles.

There are no stated minimum criteria for director nominees, and the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an "audit committee financial expert" as defined by SEC rules, and that a majority of the members of the Board meet the definition of "independent director" under NASDAQ rules.

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee, and discusses with the Board suggestions as to individuals that meet the criteria. In addition, the Committee has engaged third parties to identify or evaluate or assist in identifying potential nominees, and in fiscal 2003 paid $31,000 to David Powell, Inc. for its assistance in identifying potential nominees for director.

Historically, the Company has not adopted a formal process for shareholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Shareholders who wish to communicate with the Board of Directors may do so by writing to: Applied Signal Technology, Inc., Board of Directors, 400 West California Avenue, Sunnyvale, CA 94086.

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company's Annual Meeting of Shareholders, although it does encourage attendance by the directors. Historically, more than a majority of the directors have done so; for example, 100% of the directors attended the 2003 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The members of the Compensation Committee, Messrs. Elliman, Devine, Whittelsey, and Richardson, are outside directors and are not and have never been employees or officers of the Company.

Audit Committee Report of the Board of Directors for Fiscal Year 2003

The Audit Committee assists the Board in the general oversight of the Company's financial reporting process, internal controls, and audit functions. The Audit Committee has responsibility for retaining independent auditors, reviewing their independence, reviewing and approving the planned scope of the Company's annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing the Company's critical accounting policies, and reviewing and approving any related party transactions. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including the matters required to be discussed by Statement on Auditing Standard No. 61 (Codification of Statements on Auditing Standard, AU Section 380). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board No. 1. The Committee considered the compatibility of non-audit services with the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held six meetings during fiscal year 2003.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2003 for filing with the Securities and Exchange Commission. The Committee has also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 31, 2004.

AUDIT COMMITTEE

Stuart G. Whittelsey, Jr., Audit Committee Chair
John P. Devine
David D. Elliman
Robert J. Richardson

January 29, 2004

Proposal Two: Ratification of Selection of Independent Auditors

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to serve as independent auditors to audit the financial statements of the Company for fiscal year 2004. Ernst & Young LLP has acted in such capacity since its appointment in fiscal year 1985. Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives of Ernst & Young LLP who will be present at the Annual Meeting will be given the opportunity to make a statement if the representatives desire and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Ernst &Young as the Company's independent auditors is not required by the Company's bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interest of the Company and its shareholders.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for the audit of the Company's annual financial statements for fiscal years 2003 and 2002 were $241,000 and $250,000, respectively, and their aggregate fees for reviews of the Company's interim financial statements included in the Company's Reports on Form 10-Q for periods during fiscal years 2003 and 2002 were $69,500 and $60,000, respectively. The aggregate fees for S-8 filings and proxy statement reviews during fiscal years 2003 and 2002 were $7,000 and $7,100, respectively.

All Other Fees

All other fees billed by Ernst & Young LLP during fiscal year 2003 were $85,162, including $75,162 for tax-related matters, $10,000 for initial review of documentation prepared in anticipation of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. All other fees billed by Ernst & Young LLP during fiscal year 2002 were $96,900, including $86,000 for tax-related matters and $10,900 for services rendered in connection with SEC filings and accounting consultations.

During fiscal year 2003, there were no fees billed by Ernst & Young LLP for financial information systems design and implementation.

The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining such auditor's independence.

Policy on Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and detailed as to the particular service or category of services, and is generally subject to a specific budget.

Vote Required and Board of Directors' Recommendation

The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

Proposal Three: Approval of the 2004 Stock Incentive Plan

General

At the Annual Meeting, the shareholders will be asked to approve the Applied Signal Technology, Inc. 2004 Stock Incentive Plan (the "2004 Plan"). On January 8, 2004, the Board of Directors adopted the 2004 Plan, subject to its approval by the shareholders.

The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. Employees with a stake in the future of the Company become highly motivated to achieve long-term growth and increase shareholder value. The Board expects that the 2004 Plan will be an important factor in attracting and retaining the high caliber employees, directors, and consultants essential to the success of the Company and in motivating these individuals to strive to enhance the Company's growth and profitability.

The Company has awarded stock options on merit broadly throughout the Company, including to its executive officers and other employees. The Company no longer has sufficient shares available for grant under its 2001 Stock Option Plan. The 2001 Option Plan provided for the Company to offer incentive stock options which we believe provide for much better attraction and retention qualities than non-statutory options. The only plan left with sufficient shares for the Company to grant options is the 2000 Plan, under which only non-statutory options may be granted. The new 2004 Plan will not only enable the Company to make grants of incentive stock options to employees, including executive officers and directors, it also provides the Company with the ability to make awards of incentive stock options, non-statutory stock options, restricted stock and restricted stock units, all of which will assist the Company in attracting and retaining highly qualified individuals to serve as executive officers, employees, or directors of the Company and to provide incentives directed toward increasing the value of the Company for its shareholders.

The 2004 Plan is also designed to preserve the Company's ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the 2004 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this limit. To enable compensation in connection with stock option awards granted under the 2004 Plan to qualify as "performance-based" within the meaning of Section 162(m), the grant of such awards must be made by a compensation committee of the Board comprised solely of two or more "outside directors," as defined by Section 162(m). The compensation an employee could receive in connection with such awards must be based solely on an increase in the value of the common stock after the date of grant, and the plan must state the maximum number of shares for which such awards may be granted to any employee during a specified period. The compensation related to such awards will qualify as performance-based only if the shareholders approve the class of employees eligible to receive such awards and the limit on the maximum number of shares for which such awards may be granted to an employee.

The Board of Directors believes that it is in the best interests of the Company and its shareholders to preserve the ability of the Company to deduct in full compensation related to stock option awards granted under the 2004 Plan. Therefore, for the purpose of qualifying such compensation as performance-based under Section 162(m) of the Code, the shareholders are asked to approve the following provisions of the 2004 Plan:

•	All employees of the Company or any parent or subsidiary corporation of the Company are eligible to be granted stock option awards under the 2004 Plan.
•	No participant may receive under the 2004 Plan stock options for more than 400,000 shares of common stock in the aggregate per calendar year, provided that this limit will be appropriately adjusted for stock splits, stock dividends, and similar changes to the Company's capital structure.

Applied Signal Technology, Inc. 2004 Stock Incentive Plan

Summary of the Plan

The following summary of the 2004 Plan is qualified in its entirety by the specific language of the 2004 Plan, a copy of which is available to any stockholder upon request.

General. The purpose of the 2004 Plan is to advance the interests of the Company by providing an incentive program that will enable the Company to attract, retain, and reward employees, consultants, and directors, and to motivate such persons to contribute to the growth and profitability of the Company. These incentives are provided through the grant of stock option, restricted stock, and restricted stock unit awards.

Shares Subject to Plan. The maximum aggregate number of authorized but unissued or reacquired shares of the common stock of the Company that may be issued under the Plan is 600,000. Appropriate adjustments will be made to the foregoing limit and to outstanding awards upon any merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company. If any award expires, lapses, or otherwise terminates for any reason without having been exercised or settled in full, if shares are reacquired pursuant to withholding, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares reacquired or subject to a terminated award will again become available for issuance under the Plan. The shares available will not be reduced by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of options exercised by tender of previously owned shares will be deducted from the shares available under the 2004 Plan.

Administration. The 2004 Plan will be administered by the Board of Directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, administration must be by a compensation committee comprised solely of two or more "outside directors" within the meaning of Section 162(m). (For purposes of this summary, the term "Board" will refer to either such duly appointed committee or the Board of Directors.) Subject to the provisions of the 2004 Plan, the Board determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. The Board may, subject to certain limitations on the exercise its discretion required by Section 162(m), amend, cancel or renew, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend, or defer the vesting of any award. The 2004 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer, or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 2004 Plan. The Board will interpret the 2004 Plan and awards granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 2004 Plan or any award.

Prohibition of Option Repricing. The 2004 Plan expressly provides that, without the approval of a majority of votes cast in person or by proxy at a meeting of the Company's shareholders, the Board may not provide for either the cancellation of outstanding options in exchange for the grant of new options at a lower exercise price or the amendment of outstanding options to reduce the exercise price.

Eligibility. Awards may be granted to employees, consultants, directors, and officers of the Company or of any present or future parent or subsidiary corporations of the Company. In addition, awards may be granted to prospective service providers in connection with written employment offers, provided that no shares subject to any such award may vest, become exercisable, or be issued prior to such person's commencement of service. Incentive stock options may be granted only to employees. As of January 2, 2004, the Company had approximately 425 employees, including 6 executive officers, 17 consultants, and 4 nonemployee directors who would be eligible under the 2004 Plan.

Stock Options. The Board may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. To enable compensation received in connection with stock options granted under the 2004 Plan to qualify as "performance-based," within the meaning of Section 162(m) of the Code, the 2004 Plan limits the size of such awards. Under this limit, no participant may receive under the 2004 Plan in any calendar year stock options for more than 400,000 shares of common stock in the aggregate. Appropriate adjustment will be made to such 400,000 share limit in the event of any change in the capital structure of the Company.

Each option granted under the 2004 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2004 Plan. The exercise price of each option may not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On January 9, 2004, the closing price of the Company's common stock on the NASDAQ National Market was $26.64 per share.

The 2004 Plan provides that the option exercise price may be paid in cash, by check, or in cash equivalent; by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option; to the extent legally permitted, by tender of shares of common stock owned by the optionee having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Board; or by any combination of these. Nevertheless, the Board may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the optionee has made adequate provision for federal, state, local, and foreign taxes, if any, relating to the exercise of the option, including, if permitted by the Company, through the optionee's surrender of a portion of the option shares to the Company.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria, or restrictions as specified by the Board. The maximum term of any option granted under the 2004 Plan is eight years, provided that an incentive stock option granted to a ten-percent stockholder must have a term not exceeding five years. Subject to the term of the option, an option generally will remain exercisable for three months following the optionee's termination of service, provided that if service terminates as a result of the optionee's death or disability, the option generally will remain exercisable for twelve months. The Board, in its discretion, may provide longer post-termination exercise periods, but in any event the option must be exercised no later than its expiration date.

Incentive stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. Nonstatutory stock options granted under the 2004 Plan may be assigned or transferred to the extent permitted by the Board and set forth in the option agreement.

Outside Director Options. An outside director is a director of the Company who is not an employee or consultant. Each option granted to an outside director under the 2004 Plan, in addition to satisfying the general requirements for stock options described above, will generally vest and become exercisable in three substantially equal installments on each of the first three anniversaries of the date of grant of such option. If the outside director's service terminates for any reason, including death or disability, the option may be exercised by the outside director, or his representative, at any time prior to the expiration of twelve months after the date on which the outside director's service terminated.

Restricted Stock. Awards of restricted stock may be granted by the Board subject to such restrictions for such periods as determined by the Board and set forth in a written agreement between the Company and the participant. No monetary payment is required for receipt of shares of restricted stock, the consideration for which is furnished in the form of the participant's services to the Company. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant's continued service or other factors, such as performance criteria established by the Board. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant's termination of service. Participants holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions in shares will be subject to the same restrictions on transferability as the original award.

Restricted Stock Units. Restricted stock units granted under the 2004 Plan represent a right to receive shares of Company common stock at a future date determined in accordance with the terms and conditions set forth in a written agreement between the Company and the participant. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant's services to the Company. The Board may grant restricted stock unit awards subject to vesting conditions similar to those applicable to restricted stock awards. Restricted stock units may not be sold or otherwise transferred or pledged. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant's termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends paid by the Company.

Change in Control. The 2004 Plan defines a "change in control" of the Company as any of the following events (or series of related events) in which the stockholders of the Company immediately prior to the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company or the entity to which the assets of the Company were transferred: (i) the direct or indirect sale or exchange by the stockholders of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. Additionally, a change in control will occur if there is a change in the composition of the Board within any consecutive two-year period as a result of which fewer than a majority of the directors are incumbent directors. An "incumbent director" means a member of the Board who either (1) is a member of the Board as of the date of the approval of the 2004 Plan by the shareholders of the Company, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of the directors of the Company. In the event of a change in control of the Company, the acquiring or successor entity may assume all stock options outstanding under the Equity Plan or substitute substantially equivalent options. If the outstanding stock options are not assumed by the acquiring or successor entity, then the Board may accelerate the vesting and exercisability of the option. Any options which are not assumed in connection with the change in control nor exercised as of the time of consummation of the change in control will terminate and cease to be outstanding as of the effective time of the change in control. In addition, the Board may, at its discretion, provide for the acceleration of vesting of any stock option, restricted stock award, or restricted stock unit award. Finally, in the event of Change of Control, the vesting of each outstanding outside director option will accelerate in full as of the date ten days prior to the change in control.

Termination or Amendment. The 2004 Plan will continue in effect until the first to occur of (i) its termination by the Board, (ii) the date on which all shares available for issuance under the 2004 Plan have been issued and all restrictions on such shares under the terms of the 2004 Plan and the agreements evidencing awards granted under the 2004 Plan have lapsed, or (iii) the eighth anniversary of its approval by the Company's shareholders. The Board may terminate or amend the 2004 Plan at any time, provided that no amendment may be made without shareholder approval if the Board deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of the Company is then listed. No termination or amendment may affect any outstanding award unless expressly provided by the Board, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation, or rule.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the 2004 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the "determination date." The "determination date" is the date on which the restricted stock is acquired unless the shares are subject to a substantial risk of forfeiture (for example, where the restricted stock award is subject to vesting conditions, service requirements, or performance criteria prior to the satisfaction of which the shares remain subject to forfeiture) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Units. A participant generally will recognize no income upon the grant of a restricted stock unit award. Upon the settlement of such award, a participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the settlement date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the settlement date, except to the extent such deduction is limited by applicable provisions of the Code.

New 2004 Plan Benefits

No awards will be granted under the 2004 Plan prior to its approval by the shareholders of the Company. The awards under the 2004 Plan will be granted at the discretion of the Board, and, accordingly, are not yet determinable. In addition, benefits under the 2004 Plan will depend on a number of factors, including the fair market value of the Company's common stock on future dates and decisions made by the participants. Consequently it is not possible to determine the benefits that might be received by participants under the 2004 Plan.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires a number of votes "For" the proposal that exceeds the number of votes "Against" the proposal, provided that a quorum is present and that the shares voting "For" the proposal constitutes at least a majority of a quorum. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of the vote unless the shares voting affirmatively do not constitute at least a majority of a quorum.

As described above, the 2004 Plan is intended to preserve the treatment of option-related compensation as "performance-based compensation" for purposes of Section 162(m) of the Code. By approving this proposal, the shareholders will be approving, among other things, the eligibility requirements for participation in the 2004 Plan and the grant limit of 400,000 shares in the aggregate per calendar year.

The Board of Directors believes that adoption of the proposed 2004 Plan is in the best interests of the Company and the shareholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE 2004 PLAN.

Equity Compensation Plan Information

The Company currently maintains four compensation plans that provide for the issuance of common stock to officers and other employees, directors, and consultants. These consist of the 1991 Stock Option Plan, 2001 Stock Option Plan, and 1993 Employee Stock Purchase Plan (the "Purchase Plan"), which have been approved by shareholders, and the 2000 Nonstatutory Stock Option Plan (the "2000 Plan"), which has not been approved by shareholders. The 1991 Stock Option Plan expired in January 2001. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of October 31, 2003:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by shareholders
1991 Stock Option Plan	534,186	$10.93	—
1993 Employee Stock Purchase Plan	—	—	940,441
2001 Stock Option Plan	434,403	$11.38	56,433
Equity compensation plans not approved by shareholders
2000 Stock Option Plan	326,348 _____________	$12.06	710,531 _____________
Total	1,294,937	$11.37	1,707,405

Material Features of the 2000 Stock Option Plan

On June 9, 2003, the Board of Directors approved an increase to the 2000 Stock Option Plan by 600,000 shares to an aggregate of 1,100,000 shares.

As of October 31, 2003, the Company had reserved 710,531 shares of common stock for issuance under the 2000 Plan. The 2000 Plan provides for the granting of nonstatutory stock options to employees with exercise prices equal to the fair market value of the Company's common stock on the date of grant. Options granted under the 2000 Plan generally have a 10-year term and vest at the rate of 20 percent one year after the grant date with the remaining shares vesting at the rate of 1/60 per month over the remaining 48 months, or 100 percent vesting five years after the grant date.

Executive Officers of Registrant

As of January 9, 2004, set forth below is certain information with respect to the age and background for each of the executive officers of the Company.

Name	Age	Position
Gary L. Yancey	58	President, CEO, and Chairman of the Board
Bani M. Scribner, Jr.	59	Executive Vice President, General Manager–Technical Operations Group
John R. Treichler	56	Chief Technical Officer
Albert Ovadia	63	Vice President–Multichannel Systems Division
Kenway Wong	54	Vice President–Wireless Communications Systems Division
James E. Doyle	48	Vice President–Finance, Chief Financial Officer

Gary L. Yancey, a co-founder of the Company, has served the Company as President, CEO, and Chairman of the Board since the Company's incorporation in January 1984. For biographical information concerning Mr. Yancey, please see page 9.

Bani M. Scribner, Jr., joined the Company in June 1992 as senior staff reporting to the President. In November 1996, he was elected Vice President of the Strategic Systems Division. In 1999, he was elected Executive Vice President, General Manager of the Technical Operations Group.

John R. Treichler, a co-founder of the Company, has been employed by the Company since its incorporation in January 1984. For biographical information concerning Dr. Treichler, please see page 8.

Albert Ovadia joined the Company in April 1993 as a senior engineer and was promoted to Department Manager in 1994. In November 1999, he was elected Vice President of the Multichannel Systems Division.

Kenway Wong joined the Company in October 1988 as a senior engineer. He was promoted to Department Manager in 1989 and Division Director in 1994. In November 1997, he was elected Vice President of the Wireless Communications Systems Division.

James E. Doyle joined the Company in September 1991 as a Senior Contracts Administrator and was promoted to Department Manager in November 1991. In March 2000, he was elected Vice President of Finance and Chief Financial Officer.

Executive Compensation and Other Matters

Compensation of Executive Officers

The following table sets forth information for each of the Company's last three fiscal years concerning the compensation of the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Executive Officers").

Summary Compensation Table

	Annual Compensation _____________________________			Long-Term Compensation _____________
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation (1)
Gary L. Yancey President and Chief Executive Officer	2003 2002 2001	$384,809 $371,327 $406,223	— — $9,591	26,000 — 35,000	$15,947 $20,646 $24,125
Bani M. Scribner, Jr. Executive Vice President; General Manager, Technical Operations Group	2003 2002 2001	$280,918 $265,561 $284,687	— — $6,096	19,200 — 20,000	$6,515 $6,481 $15,507
John R. Treichler Chief Technical Officer	2003 2002 2001	$258,863 $246,780 $276,734	— — $4,251	— — —	$5,092 $17,394 $175,984
Albert Ovadia Vice President, Multichannel Systems Division	2003 2002 2001	$236,778 $224,519 $252,172	— — $3,704	16,250 — 15,000	$5,861 $4,553 $12,475
James E. Doyle Vice President, Finance; Chief Financial Officer	2003 2002 2001	$236,778 $222,228 $231,761	— — $3,028	16,250 — 15,000	$3,312 $3,726 $8,229

(1) Consists primarily of Company-funded Applied Signal Technology 401(k) Retirement Plan contribution plus 4 percent of the salary over the maximum annual federal limit, the payment of excess life insurance benefits, and certain service award payments.

Option Grants in Fiscal Year 2003

The following table contains information concerning the stock option grants made to each of the Named Executive Officers for fiscal year 2003.

Stock Option Grants in Last Fiscal Year

	Individual Grants _______________________________________________________________________				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1) ________________________________________
Name	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(3)	Expiration Date	5% ($)	10% ($)
Gary L. Yancey	26,000	6.7%	12.30	02/24/13	$152,690	$365,720
Bani M. Scribner, Jr.	19,200	5.0%	12.30	02/24/13	$112,755	$270,070
John R. Treichler	0	0	0	—	0	0
Albert Ovadia	16,250	4.2%	12.30	02/24/13	$95,431	$228,575
James E. Doyle	16,250	4.2%	12.30	02/24/13	$95,431	$228,575

(1) These gains are based on assumed rates of stock appreciation of 5 percent and 10 percent, compounded annually from the date the options were granted to the date of their expiration. The gains shown are net of the option price, and do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the option holder's continued employment through the option period, and the date which the options are exercised.

(2) All options were granted pursuant to the Company's 2001 Stock Option Plan. Options fully vest 20% after 1 year, and then in equal monthly installments over the remaining 4 years, and are fully vested at the end of 5 years; each option has an option life of 10 years so long as the optionee remains an employee of the Company.

(3) All options were granted at market value on the date of grant, represented by the last sales price of our common stock on the NASDAQ National Market on the date of grant.

Option Exercises in Last Fiscal Year and Fiscal Year 2003 Year-End Values

The following table sets forth information concerning option exercises and option holdings by each of the Named Executive Officers for fiscal year 2003.

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Values

			Number of Securities Underlying Options at October 31, 2003 _______________________________		Value of Unexercised In-The-Money Options at October 31, 2003(1) _______________________________
Name	Shares Acquired on Exercise (#) (2)	Value Realized ($) (2)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Gary L. Yancey	0	0	24,851	41,749	$326,548	$461,722
Bani M. Scribner, Jr.	0	0	23,100	28,200	$254,775	$300,330
John R. Treichler	0	0	8,851	11,749	$79,348	$181,522
Albert Ovadia	0	0	18,251	22,999	$196,353	$240,772
James E. Doyle	0	0	15,251	22,999	$180,065	$240,772

(1) The closing sale price for the common stock as reported by the NASDAQ National Market on October 31, 2003 was $20.70. The value is calculated based on the difference between the option exercise price and $20.70, multiplied by the number of shares of common stock underlying the option.

(2) None of the Named Executive Officers exercised any options during fiscal year 2003.

Compensation of Directors

Directors who are employees of the Company are not compensated by the Company for services provided as a director. Messrs. Elliman, Devine, and Whittelsey were each paid $37,500 in annual retainer fees during fiscal year 2003. Mr. Richardson, who is not an employee, was paid $28,125. Beginning in fiscal year 2003, non-employee directors are paid an annual retainer of $35,000, plus an annual fee of $2,500 to each chairman of a committee of the Board of Directors. The Company reimburses out-of-pocket travel expenses of non-employee directors not residing in the San Francisco Bay area in accordance with the Company's travel policy. Company directors are eligible to participate in the 2001 Stock Option Plan, and employee-directors are able to participate in the 2001 Stock Option Plan, 1993 Employee Stock Purchase Plan, and 401(k) Plan. Company directors, including non-employee directors, and executive officers will be eligible to participate in the 2004 Stock Incentive Plan if it is adopted at this Annual Meeting. Options granted to non-employee directors are not intended to qualify as incentive stock options under the Internal Revenue Code. Each newly hired non-executive director of the Company is entitled to an initial grant of options to purchase 22,500 shares of the Company's common stock upon his or her initial election to the Board of Directors at an exercise price equal to the fair market value on such date. The initial and annual options granted to non-executive directors vest annually in three equal annual installments on the anniversary date of such grant and accelerate in full upon a change of control of the Company. A director who ceases to be a director for any reason may exercise the vested portion of his or her options within 12 months following such termination, to the extent not previously exercised. All options granted to non-employee directors expire 10 years following the date of grant.

On March 13, 2003, all four non-employee directors were each granted options to purchase 22,500 shares of the Company's common stock.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors set compensation for the Company's Chief Executive Officer and other executive officers for fiscal year 2003. The Committee is comprised of the four non-employee directors of the Company, Messrs. Elliman, Devine, Whittelsey, and Richardson.

The function of the Compensation Committee is to approve the compensation earned by the Chief Executive Officer and other executive officers of the Company, including the salary, bonus and grant of any stock options to executive officers, or other long-term incentive compensation, as well as to determine the compensation and options granted to directors of the Company. Recommendations for annual salary for the executive officers other than the Chief Executive Officer are made to the Compensation Committee by the Company's Chief Executive Officer ("CEO"), the Executive Vice President, General Manager Technical Operations Group, and the Company's Human Resources Manager. The Committee also reviews data provided by independent consultants on compensation practices at peer corporations.

Compensation Philosophy

Salaries are generally set for the executive officers by evaluating their performance, their goals, and the importance of each position to the achievement of the Company's strategic goals, and by comparing compensation for the same positions at similarly sized electronics companies operating in the same employment market.

Annual Base Salary and Incentive Bonuses

The compensation of the Company's executive officers has consisted of salaries that are set toward the upper end of the appropriate salary ranges observed at similarly sized defense and electronics companies and relatively modest bonuses received under plans in which all employees of the Company participate (under which bonuses are determined by using a common objective formula based upon the entire Company's profit performance), thereby leading to total cash compensation (salary and bonus) of the Company's executive officers within the range of the total cash compensation of similarly situated counterparts at other electronics companies. It is expected that in the future, base compensation will become a smaller component of executive compensation and that larger bonuses, as a percentage of total compensation, will be granted.

With this philosophy as background, the Compensation Committee used the following criteria to establish compensation for its executive officers. First, the Committee considered the current importance of each position held by an executive officer to the ability of the Company to achieve its strategic objectives, including not only the importance of the function of the group managed by the executive officer, but also the group's management needs considering its organization and operation. Second, the Committee received and considered compensation survey data covering the total cash compensation (salary and bonus) paid by companies in the electronics industry with annual revenues similar to the Company. Finally, the Committee reviewed the evaluations of each executive officer and the CEO's annual review of all other executive officers. All such evaluations are made in the context of the Company's overall operating performance.

The Committee met in February, 2003 to review the Company's fiscal 2002 financial performance and specific compensation data in order to set salaries for the executive officers for 2003. In view of the Company's fiscal 2002 performance, the outlook for 2003, and competitive market practices, the Committee approved small salary increases for the executive officers for 2003.

In addition, although the Committee had initially suspended the Company's existing management bonus plan for 2003, after reviewing the extraordinary year-end performance of the Company for fiscal 2003, the Committee approved bonuses to the Company's employees, including the CEO and other executive officers, of approximately 3% of each such employee's annual base salary.

Long-Term Incentive Compensation

Part of the Committee's compensation philosophy is to grant stock options for executive compensation, as well as to substantially all of the Company's employees. It believes this will more closely align the compensation of Company executives with Company performance, as well as with the compensation packages offered executives at other similarly sized electronics companies. At its February 2003 meeting, the Compensation Committee approved grants of stock options to the Company's executive officers. The Compensation Committee will consider stock option grants as well as awards of restricted stock in future periods if the proposal to adopt the 2004 Stock Incentive Plan is approved by the shareholders at this Annual Meeting. If this plan is not approved by the shareholders, the Company will be unable to make future grants of stock options or awards of restricted stock to any of its executive officers, including the CEO. Details of option grants to officers and directors are disclosed in the table of "Option Grants in Last Fiscal Year-2003."

Compliance with Section 162(m) of the Internal Revenue Code

The Company's policy with respect to compensation paid to its executive officers is to deduct such compensation that qualifies under Section 162(m) of the Internal Revenue Code, as amended, as an expense. Section 162(m) of the Internal Revenue Code and related Treasury Department regulations restrict deductibility of executive compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under the Company's stock option plans would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the Compensation Committee will generally be comprised of non-employee directors, and that to the extent such Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Committee does not believe that in general other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation.

Chairman and Chief Executive Officer Compensation

With respect to the Company's CEO, Gary Yancey, the Committee evaluated his performance during the fiscal year with respect to the Company's revenues, the Company's profit margin, the size and progress of the Company's research and development efforts, and the quality of the CEO's management of his line managers. In February 2003, the Compensation Committee increased Mr. Yancey's base salary to $390,000 and made him a grant of options to purchase 26,000 shares of the Company's common stock at an exercise price of $12.30 per share. In consideration of the performance of the Company during fiscal 2003, the Compensation Committee approved a bonus payable to Mr. Yancey of approximately $11,600 concurrent with the bonuses payable to the other executive officers and employees of the Company.

The Compensation Committee

David D. Elliman
John P. Devine
Stuart G. Whittelsey, Jr.
Robert J. Richardson

Comparison of Shareholder Return

Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's common stock with the cumulative total return of the Standard & Poor's MIDCAP 400 Index ("S&P MIDCAP 400") and the Standard & Poor's Aerospace and Defense Index ("S&P Aerospace and Defense") for the five-year period commencing on October 31, 1998, and ending on October 31, 2003.

Cumulative Total Return
10/98	10/99	10/00	10/01	10/02	10/03
100.00	87.85	64.18	91.81	84.93	197.22
100.00	121.07	159.39	139.55	132.88	173.72
100.00	99.08	124.25	90.70	92.92	106.17

(1) Assumes that $100.00 was invested on October 31, 1998, in the Company's common stock and each index and that all dividends were reinvested. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

Shareholder Proposals to be Presented at Next Annual Meeting

Shareholder proposals may be included in the Company's proxy materials for an Annual Meeting so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in the Company's proxy materials for the 2005 Annual Meeting, the proposal must be received at the Company's principal executive offices (400 West California Avenue, Sunnyvale, California 94086), addressed to the Secretary, no later than October 8, 2004. Shareholder business that is not intended for inclusion in the Company's proxy materials may be brought before the Annual Meeting so long as notice of the proposal is received as specified by the Company's bylaws, addressed to the Secretary at the Company's principal executive offices, no later than October 8, 2004. Should a shareholder proposal be brought before the 2005 Annual Meeting, the Company's management proxy holders will be authorized by proxy to vote for or against the proposal, in their discretion, if:

(1)	The Company does not receive notice of the proposal, addressed to the Secretary at the Company's principal executive offices, prior to the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made; or
(2)	The Company receives notice of the proposal prior to such time and provides information in the Company's proxy statement (a) regarding the nature of the matter and (b) advising shareholders how management intends to exercise its discretion to vote on the matter.

Transaction of Other Business

At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Gary L. Yancey, President and Chief Executive Officer

Dated: January 29, 2003